Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 30, 2020, with respect to the financial statements of INSU Acquisition Corp. II contained in the Registration Statement on Form S-1 (File No. 333-240205), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 2, 2020